EMPLOYMENT AGREEMENT

Between

CVD Equipment Corporation, a New York Corporation with offices located at 1860 Smithtown Avenue, Ronkonkoma, New York 11779 (hereinafter "CVD")

And

Martin J. Teitelbaum, having an address at P.O. Box 514, Smithtown, New York 11787 (hereinafter "Teitelbaum")

WHEREAS, CVD desires to employ Teitelbaum as its full-time General Counsel and Teitelbaum desires to be so employed by CVD,

THEREFORE, CVD and Teitelbaum hereby agree as follows:

1.	Employment:	CVD hereby employees Teitelbaum as its General Counsel and Teitelbaum hereby accepts such employment, all in accordance with the terms of this Agreement.

During the Term (as defined below) Teitelbaum shall devote substantially all of his business time and attention to the performance of his duties hereunder, and will not engage in any other business, profession or occupation which would conflict with or interfere with the rendition of services hereunder, without the prior written consent of the Board of Directors, which consent shall not be unreasonably withheld.

2.	Duties:
Teitelbaum's duties shall include: identifying and analyzing legal  issues; drafting agreements and documents; reviewing contracts; providing counsel to the CEO and other executive and managerial staff; monitoring and assisting in the management of CVD's legal affairs, with the assistance of outside counsel as needed; serving as a "clearing house" for legal issues and the determination of which matters are to be handled internally and which need to be turned over to outside counsel; coordinating, supervising, and monitoring the progress of work being done by outside counsel, including review of bills; communicating legal issues with internal staff and outside counsel; assisting in shareholder relations; assisting in employee relations; general business and managerial responsibilities and such other duties as the Company may reasonably direct.

3.	Term:
The term (the “Term”) of this Agreement shall be five (5) years, commencing (a) on January 1, 2011, or (b) within three (3) months from the date that this Agreement is fully executed, at the option of Teitelbaum (the “Effective Date”), unless earlier terminated pursuant to this Agreement.

4.	Compensation:
As a Base Salary for his services pursuant to this Agreement, Teitelbaum will be paid at the rate of Two Hundred Twenty Five Thousand ($225,000.00) Dollars during the initial year of this Agreement (the "Base Salary"). The Base Salary shall be increased on the anniversary date of each year of the Effective Date of this Agreement by five (5%) per cent over the prior year. The Base Salary will be payable at such regular times and intervals as CVD generally pays its executive employees.

As additional compensation, on the Effective Date of this Agreement CVD shall issue in the name of Teitelbaum Twenty Thousand (20,000) shares of restricted common stock of CVD pursuant to its 2007 Share Incentive Plan. Said restricted stock shall fully vest in Teitelbaum annually on each anniversary of the Effective Date provided that Teitelbaum remains employed by CVD on such date, at the rate of Four Thousand (4,000) shares per year.

If elected to the Board of Directors, Teitelbaum agrees to serve in such capacity without further compensation.

5.	Benefits:
CVD shall provide to Teitelbaum the same benefits as other management level employees of CVD receive, including but not limited to: 401K, Cafeteria Plan, paid sick time, paid personal days, paid holidays, and reimbursed expenses. Additionally, Teitelbaum may, from time to time, be awarded stock options and bonuses as the Board of Directors (or appropriate Committee) shall in its sole discretion determine.

Teitelbaum hereby waives group health insurance coverage during the Term and understands that such waiver will not entitle him to any additional remuneration other than specifically set forth in this Agreement.

6.	Vacation:	Teitelbaum shall be entitled to twenty (20) days paid vacation per year taken in accordance with Company policy.

7.	Library:
CVD shall, throughout the term of this Agreement, purchase and maintain such legal publications (books and periodicals) as Teitelbaum believes to be reasonably necessary to perform his duties hereunder, and shall subscribe to Westlaw, Lexis or such similar on-line service selected by Teitelbaum.

8.	MCLE:	CVD shall pay all reasonable costs (including reasonable paid time off) required for Teitelbaum to satisfy his mandatory continuing legal education requirements.

9.	Location; Early Termination:

Teitelbaum's office shall be located at CVD's executive offices presently located in Ronkonkoma, New York or such other offices as may be located within Nassau and Suffolk Counties, State of New York as the Board of Directors may determine. In addition, Teitelbaum shall make such occasional limited out-of-town business travel as CVD may reasonably request.  In the event that CVD does not maintain an office in Nassau or Suffolk Counties for Teitelbaum to work out of, Teitelbaum shall have the option of (a) relocating to the new location or (b) receiving a lump-sum payment equal to eighty percent (80%) of his current salary for the balance of the Term, together with any accrued vacation time.  In the event of a termination pursuant to the preceding sentence, all options and restricted stock held by or issued in the name of Teitelbaum shall immediately become fully vested and unrestricted.  CVD shall have the right to terminate this Agreement upon not less than ninety (90) days prior written notice to Teitelbaum, provided that upon such early termination, CVD shall pay Teitelbaum, in a lump sum, an amount equal to 80% of his current Base Salary for the remainder of the Term, together with any accrued vacation time, and all options and restricted stock held by or issued in the name of Teitelbaum shall immediately become fully vested and unrestricted.  This clause shall be effective immediately upon the signing of this Employment Agreement regardless of whether the period of actual employment has yet commenced.

10.	Miscellaneous:	(a) Throughout the term of this Agreement, CVD will provide Teitelbaum with a private office in Nassau or Suffolk County.

(b) It is understood and agreed that CVD will continue to retain outside counsel for such matters as Teitelbaum recommends (e.g.: SEC, IP, Litigation).

(c) Teitelbaum shall be permitted to take up to ten (10) additional personal days per year, without pay, for religious observance.

(d) It is understood that Teitelbaum may require additional time to wind down the affairs of his law practice. Therefore, during this transitional time, Teitelbaum may take additional personal days for such purpose, without pay.

11.	Relocation:	CVD shall be responsible for the cost of moving from Teitelbaum's current office to CVD’s office, any such files, furniture, and equipment which Teitelbaum shall reasonably request.

12.	Termination upon Death, Disability or for Cause:

If Teitelbaum dies or becomes disabled during the Term of employment, his rights under this Agreement (including any right which he may have to receive his Base Salary) shall terminate at the end of the month during which death or disability occurs.  In addition, upon such termination, a pro rated portion of restricted stock scheduled to vest pursuant to Section 4 above on the next anniversary of the Effective Date, shall immediately vest.  For purposes of this Agreement, Teitelbaum shall be deemed to be "disabled" if he has been unable to perform his duties for six (6) months in any twenty-four (24) month period, all as determined in good faith by the Board of Directors of CVD.

Notwithstanding anything contained herein to the contrary, CVD shall, in the manner described in the last paragraph of this Section 12, have the right to terminate the employment of Teitelbaum under this Agreement and Teitelbaum shall forfeit the right to receive any and all further payments hereunder, other than the right to receive any compensation then due and payable to Teitelbaum pursuant to Section 4 hereof through the date of termination, if Teitelbaum shall have committed any of the following acts of default:

(a) Teitelbaum shall have committed any material breach of any of the provisions or covenants of this Agreement;

(b)           Teitelbaum shall have committed any act of gross negligence in the performance of his duties or obligations hereunder, or, without proper cause, shall have willingly refused or habitually neglected to perform his employment duties or obligations under this Agreement;

(c)           Teitelbaum shall have committed any material act of willful misconduct, dishonesty or breach of trust which directly or indirectly causes CVD or any of its subsidiaries to suffer any material loss, fine, civil penalty, judgment, claim, damage or expense;

(d)           Teitelbaum shall have been convicted of, or shall have plead guilty or nolo contendere to, a felony or indictable offense (unless committed in the reasonable, good faith belief that his actions were in the best interests of CVD and its shareholders and would not violate criminal law); or

(e) Teitelbaum fails to maintain, in good standing, his license to practice law in the State of New York

If CVD elects to terminate this Agreement as set forth above, it shall deliver notice of such intention to Teitelbaum, describing with reasonable detail, the action or omission of Teitelbaum constituting the act of default (the "Termination Notice"), and thereupon no further payments of any type shall be made or shall be due or payable to Teitelbaum hereunder, except as provided in the first sentence of the second paragraph of this Section 12; provided, however, with respect to any act of default set forth in clauses (a) and (b) of Section 12, prior to any termination by CVD of Teitelbaum's employment, Teitelbaum shall first have an opportunity to cure or remedy such act of default within sixty (60) days following the Termination Notice.

13.	Restrictive Covenants:

Teitelbaum covenants and undertakes that he will not at any time during or after the termination of his employment hereunder reveal, divulge, or make known to any person, firm, corporation, or other business organization (other than CVD or its affiliates, if any), or use for his own account any customer lists, trade secrets, or any secret or any confidential information of any kind used by CVD during his employment by CVD, and made known (whether or not with the knowledge and permission of CVD, whether or not developed, devised, or otherwise created in whole or in part by the efforts of Teitelbaum, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to Teitelbaum by reason of his employment by CVD.  Teitelbaum further covenants and agrees that he shall retain such knowledge and information which he has acquired or shall acquire and develop during his employment respecting such customer lists, trade secrets, and secret or confidential information in trust for the sole benefit of CVD, its successors and assigns.

Teitelbaum covenants and undertakes that he will not at any time during or after the termination of his employment hereunder reveal, divulge, or make known to any person, firm, corporation, or other business organization (other than CVD or its affiliates, if any), or use for his own account any customer lists, trade secrets, or any secret or any confidential information of any kind used by CVD during his employment by CVD, and made known (whether or not with the knowledge and permission of CVD, whether or not developed, devised, or otherwise created in whole or in part by the efforts of Teitelbaum, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to Teitelbaum by reason of his employment by CVD.  Teitelbaum further covenants and agrees that he shall retain such knowledge and information which he has acquired or shall acquire and develop during his employment respecting such customer lists, trade secrets, and secret or confidential information in trust for the sole benefit of CVD, its successors and assigns.

If any provision of this Section 13 is held by any court of competent jurisdiction to be unenforceable because of the scope, duration or area of applicability, such provision shall be deemed modified to the extent the court modifies the scope, duration or area of applicability of such provision to make it enforceable.

All written materials, records and documents (in any form) made by Teitelbaum or coming into his possession during the Term concerning the business or affairs of CVD shall be the sole property of CVD, and, upon the termination of the Term or upon the request of CVD during the Term, Teitelbaum shall promptly deliver the same to CVD.  Teitelbaum agrees to render to CVD such reports of the activities undertaken by Teitelbaum or conducted under Teitelbaum's direction pursuant hereto during the Term as CVD may request.

It is recognized and hereby acknowledged by Teitelbaum that a breach or violation by Teitelbaum of any of the covenants or agreements contained in this Agreement may cause irreparable harm and damage to CVD hereto, the monetary amount of which may be virtually impossible to ascertain.  As a result, Teitelbaum recognizes and acknowledges that CVD shall be entitled to an injunction, without posting any bond or security in connection therewith, from any court of competent jurisdiction enjoining and restraining any breach or violation of any of the restrictive covenants contained in this Section 13 by Teitelbaum or his associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies CVD may possess.  Nothing contained in this Section 13 shall be construed to prevent CVD from seeking and recovering from Teitelbaum damages sustained as a result of any breach or violation by Teitelbaum of any of the covenants or agreements contained in this Agreement, and that in the event of any such breach, CVD shall avail itself of all remedies available both at law and at equity.

14.	Indemnification:
CVD will, to the extent permitted by law, indemnify and hold Teitelbaum harmless from any and all claims, damages, losses, and expenses, including reasonable attorneys' fees and disbursements, arising out of the performance by Teitelbaum of his duties pursuant to the terms of this Agreement, in furtherance of the business of CVD, and within the scope of his employment.

15.	Modification:	This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

16.	Notice:
Any notice required or permitted to be given hereunder shall be in writing, and sent by registered or certified mail or by nationally recognized overnight delivery service, postage paid, and sent to the address herein above set forth, or to such other address as the parties hereto may specify, in writing, from time to time.

17.	Waiver of Breach:	The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.	Arbitration:
Any dispute arising out of this Agreement shall be submitted to arbitration in Suffolk County or Nassau County, New York, in accordance with the rules then in effect, of the American Arbitration Association, and any decision arising there from shall be enforceable in any court of competent jurisdiction. Should suit be brought to enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fee and costs of arbitration.

19.	Titles:	The titles of the Articles herein are for convenience and reference only and are not to be considered in construing this Agreement.

20.	Governing Law:
This Agreement has been executed and delivered in the State of New York, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of the State of New York without regard to its conflicts of law principles.

21.	Entire Agreement:
This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties with regards to the subject matter hereof

22.	Binding Agreement:

This Agreement may be signed in counterparts, and faxed or emailed signatures shall be deemed as originals. This Agreement shall not be binding upon either of the parties hereto, unless and until it has been executed by both parties, and a fully executed counterpart has been provided to each party.

23.	Board Approval:	This Agreement has been ratified and approved by the Board of Directors of CVD.

CVD Equipment Corporation:

By:	/s/ Leonard A. Rosenbaum	/s/ Martin J. Teitelbaum
	Leonard A. Rosenbaum, President	Martin J. Teitelbaum

	Date: February 11. 2011	Date: February 11. 2011